Exhibit 99.1

Sonic Foundry Announces Fiscal 2021 Second Quarter Financial Results

MADISON, Wis. – May 13, 2021 - Sonic Foundry, Inc. (OTC Pink Sheets: SOFO), the trusted leader for video creation, management solutions as well as virtual and hybrid events, today announced consolidated financial results for its fiscal 2021 second quarter ended March 31, 2021.

Fiscal 2021 Second Quarter Highlights

•

Total revenues of $8.7 million, exceeding the plan and slightly ahead of $8.7 million in the second quarter of 2020; This despite the second quarter of 2021 being fully under COVID-19 constraints, while second quarter of 2020 had minimal COVID-19 impact.

•	Gross margin was $6.1 million, or 70 percent of sales, compared to $6.3 million, or 72 percent of sales, in the second quarter of 2020.
•	Net income attributable to common stockholders of $257,000, or $0.03 per share, compared to net income of $95,000, or $0.01 per share in the second quarter of 2020.
•	Adjusted EBITDA was $851,000 compared to $710,000 in the second quarter of 2020.

Year-to-date Financial Highlights

•	Total year-to-date revenues of $17.9 million compared to $16.7 million at the second quarter of 2020, a $1.2 million or 7 percent increase.
•	Gross margin was $12.9 million, or 72 percent of sales, compared to $12.1 million, or 73 percent of sales, in the second quarter of 2020.
•	Year-to-date net income attributable to common stockholders of $889,000, or $0.11 per share, compared to net loss of $725,000, or $(0.11) per share, year-to-date at the second quarter of 2020.
•	Year-to-date adjusted EBITDA was $2.2 million compared to $564,000, year-to-date at the second quarter of 2020.

Fiscal 2021 Second Quarter Review

Service revenue, including support, hosting, events, and installs were $6.1 million, compared to $5.9 million in the prior year. Product revenue was $2.6 million during the second quarter of fiscal year 2021 compared to $2.7 million in the same quarter last year. Revenue related to hosting increased 27 percent in the second quarter of 2021 compared to the same quarter last year. The increase reflects the company’s strategy to invest and execute services in the hosting services product offering.

Year-to-date Financial Review

Service revenue, including support, hosting, events, and professional services were $13.2 million year to date this year, compared to $11.8 million in the prior year. Product revenue was $4.7 million year to date through the second quarter of 2021 compared to $4.9 million as of the same period last year. Notably, year-to-date revenue related to hosting increased 42 percent as of the second quarter of 2021 compared to the same period last year. The company expects to recognize $3.8 million of the current unearned revenue in the third quarter of fiscal 2021.

“We continue to exceed our plan and outperform the prior year by addressing and overcoming challenges presented by the pandemic,” said Joe Mozden Jr., CEO, Sonic Foundry. “Traditionally, the classroom has been our primary focus in the marketplace with major components of our revenue coming from in-room activity. Even though no one has been in the classroom the past year, we overcame this challenge and I’m pleased to once again say that our quarter delivered strong results across several key financial metrics. I attribute overcoming this roadblock and success to the deliberate, strategic decisions we made at the start of the pandemic to invest in and aggressively pursue two new large growth markets – video hosting management and hybrid events – components of our larger plan to create greater long-term, sustainable growth at Sonic Foundry. We anticipated the demand for services in these areas, invested accordingly and we positioned our company to best help our clients through the uncertainty of the past year. ”

Mozden continued: “We believe these new areas of focus will continue to grow substantially for us. We're encouraged by the overall growth in both our hosting and events businesses. The hosting business has increased by 42%. We believe the events business will grow based on year-to-date sales activity and growing pipeline.

Post-COVID, we anticipate not only the positive momentum from our new businesses but also a renewed energy and growth in the traditional classroom. Classrooms will open again in the near future, and the need for video technologies like Mediasite to deliver anytime, anywhere education is a critical piece of the puzzle for schools.”

“Our technology is unmatched, and we have an extensive customer base that understands the new realities their students and instructors demand. I’m proud of the progress we’ve made as a business to date, and fully anticipate we will continue to create new revenue streams to grow our business.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net income to adjusted EBITDA for the second quarter ended March 31, 2021 and 2020 are included in the release.

About Sonic Foundry®, Inc.

Sonic Foundry (OTC Pink Sheets: SOFO) is the global leader for video capture, management and streaming solutions as well as virtual and hybrid events. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com.

© 2021 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future.  These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide.  Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC.  These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department.  All of the information and disclosures we make in this news release regarding our business, including any forward looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts:

Media:

Nicole Wise, Director of Communications

920.226.0269

nicolew@sonicfoundry.com

Sonic Foundry, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share data)

	March 31,	September 30,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$5,425	$7,619
Accounts receivable, net of allowances of $233 & $236	5,109	6,250
Inventories	1,090	1,167
Investment in sales-type lease, current	203	275
Capitalized commissions, current	315	440
Prepaid expenses and other current assets	1,083	1,065
Total current assets	13,225	16,816
Property and equipment:
Leasehold improvements	1,113	1,128
Computer equipment	8,282	7,960
Furniture and fixtures	1,400	1,366
Total property and equipment	10,795	10,454
Less accumulated depreciation and amortization	7,760	7,295
Property and equipment, net	3,035	3,159
Other assets:
Investment in sales-type lease, long-term	72	76
Capitalized commissions, long-term	71	100
Right-of-use assets under operating leases	1,403	2,081
Other long-term assets	467	397
Total assets	$18,273	$22,629
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,077	$2,689
Accrued liabilities	2,454	2,565
Current portion of unearned revenue	7,813	10,402
Current portion of finance lease obligations	85	119
Current portion of operating lease obligations	1,135	1,425
Current portion of notes payable and warrant debt, net of discounts	1,086	1,104
Total current liabilities	13,650	18,304
Long-term portion of unearned revenue	1,766	1,736
Long-term portion of finance lease obligations	46	89
Long-term portion of operating lease obligations	267	665
Long-term portion of notes payable and warrant debt, net of discounts	2,089	2,673
Derivative liability, at fair value	85	66
Other liabilities	154	144
Total liabilities	18,057	23,677
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	-	-
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	-	-
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares; 8,063,713 and 7,965,325 shares issued, respectively and 8,050,997 and 7,952,609 shares outstanding, respectively	81	80
Additional paid-in capital	209,523	209,022
Accumulated deficit	(208,630)	(209,519)
Accumulated other comprehensive loss	(589)	(462)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity (deficit)	216	(1,048)
Total liabilities and stockholders’ equity (deficit)	$18,273	$22,629

Sonic Foundry, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Revenue:
Product and other	$2,571	$2,812	$4,747	$4,867
Services	6,140	5,854	13,129	11,814
Total revenue	8,711	8,666	17,876	16,681
Cost of revenue:
Product and other	951	1,158	1,764	1,989
Services	1,624	1,247	3,222	2,595
Total cost of revenue	2,575	2,405	4,986	4,584
Gross margin	6,136	6,261	12,890	12,097
Operating expenses:
Selling and marketing	2,895	3,057	5,905	6,453
General and administrative	1,055	1,176	2,253	2,617
Product development	1,731	1,499	3,472	3,089
Total operating expenses	5,681	5,732	11,630	12,159
Income (loss) from operations	455	529	1,260	(62)
Non-operating expenses:
Interest expense, net	(23)	(218)	(52)	(481)
Other expense, net	(38)	(58)	(27)	(43)
Total non-operating expenses	(61)	(276)	(79)	(524)
Income (loss) before income taxes	394	253	1,181	(586)
Income tax benefit (expense)	(137)	(158)	(292)	(139)
Net income (loss)	$257	$95	$889	$(725)
Dividends on preferred stock	-	-	-	-
Net income (loss) attributable to common stockholders	$257	$95	$889	$(725)
Income (loss) per common share
– basic	$0.03	$0.01	$0.11	$(0.11)
– diluted	$0.03	$0.01	$0.11	$(0.11)
Weighted average common shares
– basic	8,040,513	6,785,180	8,001,723	6,760,779
– diluted	8,557,788	6,933,227	8,451,913	6,760,779

Sonic Foundry, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	March 31,
	2021	2020
Operating activities
Net Income (loss)	$889	$(725)
Adjustments to reconcile net income (loss ) to net cash provided by (used in) operating activities:
Amortization of other intangibles	33	150
Depreciation and amortization of property and equipment	539	433
Loss on sale of fixed assets	5	-
Provision for doubtful accounts - including financing receivables	3	9
Stock-based compensation expense related to stock options	283	86
Stock issued for board of director fees	-	64
Deferred loan interest to related party	-	264
Remeasurement loss (gain) on derivative liability	19	63
Changes in operating assets and liabilities:
Accounts receivable	925	175
Inventories	71	(45)
Investment in sales-type lease	63	126
Capitalized commissions	154	134
Prepaid expenses and other current assets	(45)	64
Right-of-use assets under operating leases	655	562
Operating lease obligations	(665)	(578)
Other long-term assets	(93)	4
Accounts payable and accrued liabilities	(1,628)	(162)
Other long-term liabilities	17	(1)
Unearned revenue	(2,495)	57
Net cash provided by (used in) operating activities	(1,270)	680
Investing activities
Purchases of property and equipment	(448)	(118)
Net cash used in investing activities	(448)	(118)
Financing activities
Proceeds from notes payable	-	463
Payments on notes payable	(618)	(618)
Proceeds from issuance of preferred stock and common stock	10	-
Proceeds from exercise of common stock options	209	1
Payments on finance lease obligations	(76)	(124)
Net cash used in financing activities	(475)	(278)
Changes in cash and cash equivalents due to changes in foreign currency	(1)	7
Net increase (decrease) in cash and cash equivalents	(2,194)	291
Cash and cash equivalents at beginning of year	7,619	4,295
Cash and cash equivalents at end of period	$5,425	$4,586
Supplemental cash flow information:
Interest paid	$31	$479
Income taxes paid, foreign	44	90
Non-cash financing and investing activities:
Property and equipment financed by finance lease or accounts payable	-	821

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net income (loss)	$257	$95	$888	$(725)
Add:
Depreciation and amortization	270	262	538	583
Income tax expense (benefit)	137	158	292	139
Interest expense	23	218	52	481
Stock-based compensation expense	165	34	284	86
Severance	-	-	101	0
Adjusted EBITDA	$852	$767	$2,155	$564